EXHIBIT 99.23
-------------


AT THE TRUST
Robert G. Higgins                      Karen Dickelman
Vice President, General Counsel        Investor Relations
312-683-5539                           312 683-3671
ir@banyanreit.com


FOR IMMEDIATE RELEASE
Wednesday, October 25, 2000


                     BANYAN STRATEGIC REALTY TRUST
                TARGETS PROPOSAL TO PURCHASE ALL ASSETS


CHICAGO, OCTOBER 25, 2000 - Banyan Strategic Realty Trust (Nasdaq:BSRTS) today announced that its Board of Trustees has authorized the negotiation of a contract with a potential purchaser of all of the Trust's real estate assets. In February of 2000, Banyan formed a financial advisory committee to evaluate strategic alternatives. As part of this process, the committee retained CFC Advisory Services Limited Partnership, an affiliate of Chicago-based Cohen Financial, to value Banyan's real estate assets and to assist the committee in identifying and executing strategies that the Board believes will maximize value while enhancing shareholder liquidity.

As previously disclosed, CFC completed its strategic analysis of the portfolio and was subsequently authorized by the committee to market the Trust's real estate portfolio to persons or entities interested primarily in buying the Trust's properties in whole or in part. The Trust received and evaluated a number of proposals from prospective purchasers. After further discussions with CFC, and upon CFC's recommendation, the committee concluded that shareholder value and liquidity could be best maximized and enhanced by selling all of the Trust's real estate assets in a bulk transaction to a single buyer, rather than individually or in discreet groups over an extended period of time.

If the Trust is successful in negotiating and completing a sale of its real estate assets, which it hopes to achieve by the end of the first calendar quarter of 2001, the Trust expects to distribute the net proceeds to its shareholders and to ultimately terminate the Trust pursuant to a plan of liquidation. The committee estimates that based on the price indicated in the proposal it has elected to pursue, and after paying or reserving for all known liabilities and the projected costs of winding up the Trust, the net proceeds available to shareholders would be approximately $6.20 per share. Although the Trust is in the process of negotiating a contract, there is no assurance that a contract or a transaction will be concluded or that the Trust will realize the net proceeds per share estimated above.

The committee noted that a sale of the Trust's real estate assets in bulk will, in its view, reflect a discount that it believes is reasonable from that which may be achieved by selling the assets individually in a series of transactions after taking into account the risks and costs inherent in marketing the properties over an extended period of time.

The net proceeds that would be available for distribution to shareholders after paying or providing for all of the Trust's liabilities, including the cost of terminating the Trust, the tax treatment of these distributions and the Trust's future financial statement presentation, will depend on a number of factors. These factors include the gross selling price of the assets, the timing of the adoption of a plan of liquidation, the time it takes to close a sale and the costs associated with a sale and winding up of the Trust. As a part of the process, the Trust intends to evaluate and determine the amount and frequency of shareholder distributions during the coming months. The Trust also confirmed its 12 cent per share third quarter distribution announcement of October 16, 2000.

                                                        MORE ...


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Banyan Strategic Realty Trust is an equity Real Estate Investment Trust
(REIT) that owns primarily office and flex/industrial properties. These properties are located in certain major metropolitan areas of the Midwest and Southeastern United States, including Atlanta, Georgia and Chicago, Illinois and smaller markets such as Huntsville, Alabama, Louisville, Kentucky, Memphis, Tennessee, and Orlando, Florida. The Trust's current portfolio consists of 27 properties totaling 3.5 million rentable square feet. As of this date, the Trust has 14,238,161 shares of beneficial interest outstanding.



Except for the historical information contained herein, certain matters discussed in this release are forward-looking statements, the achievement of which involve risks and uncertainties that are detailed from time to time in our reports filed with the Securities and Exchange Commission, including the report on Form 10-K for the year ended December 31, 1999. The "Management's Discussion and Analysis of Financial Condition and Results of Operations" section was included in our Form 10-Q for the quarter ended June 30, 2000 which was filed with the Securities and Exchange Commission on August 14, 2000. Without limitation the foregoing words such as "anticipates", "expects", "intends", "plans", and similar expressions are intended to identify forward-looking statements.




          See Banyan's Website at http://www.banyanreit.com.



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                dial 1-800-PRO-INFO and enter "BSRTS".





































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